===============================================================================

             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported):  December 15, 1999



                          STEWART ENTERPRISES, INC.
           (Exact name of registrant as specified in its charter)

   LOUISIANA                      0-19508                    72-0693290
(State or other jurisdiction   (Commission                (I.R.S. Employer
     of incorporation)          File Number)            Identification No.)



                       110 Veterans Memorial Boulevard
                         Metairie, Louisiana  70005
            (Address of principal executive offices) (Zip Code)



                                (504) 837-5880
         (Registrant's telephone number, including area code)


                                Not Applicable
        (Former name or former address, if changed since last report)

===============================================================================

ITEM 5.  OTHER EVENTS

On December 15, 1999 the Company issued the following press release.










CONTACT:  Kenneth C. Budde
Stewart Enterprises, Inc.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
504/837-5880


                                                     FOR IMMEDIATE RELEASE


STEWART ENTERPRISES REPORTS FOURTH QUARTER AND FISCAL YEAR 1999 RESULTS; CHANGE IN ACCOUNTING METHOD; AND REVISED 2000 OUTLOOK

Metairie, Louisiana, December 15, 1999. . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today its operating results for the fourth quarter and the year ended October 31 and a change in its method of accounting for earnings realized on its irrevocable prearranged funeral trust funds. For periods beginning with the fiscal year ended October 31, 1999, the Company will now defer all earnings on its irrevocable prearranged funeral trust funds until the underlying funeral service is delivered. Previously, the Company recognized a portion of those earnings and deferred the remainder to offset the estimated future effects of inflation.

The Company announced that after the effect of the change in accounting method, revenues for the fourth quarter increased 10 percent to $189.9 million, gross profit decreased 3 percent to $44.8 million, and diluted earnings per share decreased 25 percent to $.15, from $172.7 million, $46.3 million and $.20, respectively, for the fourth quarter of 1998 presented on a pro forma basis to reflect the change in accounting method. Fourth quarter diluted per share performance reflects a 10 percent increase in the weighted average number of shares outstanding from 98.7 million to 108.4 million, due principally to the Company's equity offering completed in February 1999.

                                  (more)

Excluding the effect of the accounting change, revenues for the fourth quarter increased 11 percent to $194.0 million, gross profit was flat at $48.9 million, and earnings per share decreased 18 percent to $.18, from $175.4 million, $49.0 million and $.22, respectively, for the fourth quarter of 1998.

After the effect of the accounting change, for the twelve months ended October 31, 1999, revenues increased 19 percent to $756.1 million, gross profit increased 15 percent to $210.4 million, and net earnings increased 8 percent to $90.5 million, from $634.9 million, $182.5 million and $83.5 million, respectively, for fiscal year 1998. Diluted earnings per share decreased 1 percent to $.84 in fiscal year 1999 from $.85 in fiscal year 1998. Fiscal year diluted per share performance reflects a 10 percent increase in the weighted average number of shares outstanding from 98.4 million to 107.8 million, due principally to the Company's equity offering completed in February 1999. The results discussed in this paragraph exclude (1) the effect of the $50.1 million after-tax ($.47 per share) cumulative effect of the change in accounting principle recorded in fiscal year 1999 and (2) the $50.3 million after-tax ($.51 per share) stock option charge recorded in fiscal year 1998. In addition, the 1998 results discussed in this paragraph are on a pro forma basis to reflect the change in accounting method.

Excluding the effect of the accounting change in 1999 and the stock option charge in 1998, revenues increased 21 percent to $781.6 million, gross profit increased 20 percent to $235.9 million, and net earnings increased 16 percent to $106.7 million, from $648.4 million, $196.0 million and $92.2 million, respectively, for fiscal year 1998. Diluted earnings per share increased 5 percent to $0.99 in fiscal year 1999 from $0.94 in fiscal year 1998.

Kenneth C. Budde, Chief Financial Officer stated, "This is the second step we have taken to change our method of accounting for funeral trust earnings from the method that was prevalent in the industry at the time of our initial public offering to the method that has become more prevalent since then. In addition, the new method will improve the comparability of our earnings with those of our principal competitors and also match revenue recognition more closely with cash receipts. The new method will allow the Company to take a longer-term view and increase its flexibility in managing the funeral trust funds. This change does not impact cash flow but is expected to reduce fiscal year 2000 earnings per share by approximately $.10."

                                (more)

William E. Rowe, President and Chief Executive Officer, commented, "I have had limited time to assess our situation from my new position, but I have not been reluctant to recommend significant changes to our Board of Directors that I am confident are in the long-term interest of the Company and our stockholders. I believe the accounting change furthers those interests."

Mr. Rowe added, "Fiscal year 2000 will be a year of change for Stewart Enterprises. Management will continue to look hard at the way we run our businesses and make changes that we think are necessary to improve results in the markets where our performance suffered in 1999. Among other things, we will be adapting to pricing pressures from low-cost funeral providers that we have experienced in some markets in order to recapture market share. We plan to respond by reducing prices where appropriate, by reducing costs by moving to smaller funeral buildings and consolidating funeral facilities where appropriate, and by transitioning some of our funeral businesses to emphasize alternative services."

Mr. Rowe commented further, "My highest priority has been to make an accurate assessment of where we are now and where we are going in fiscal year 2000. I have been working closely with our senior management team to refine our 2000 budget, with particular emphasis on analyzing the effects of price increases on market share and the tendency of some consumers to choose lower-priced products and services. Our analysis has convinced us that we must use restraint when making pricing decisions and reduce prices in a few markets in order to protect and improve market share. In order to give our field executives the flexibility we think they need to make decisions that are in the long-term interest of our stockholders, we have revised our budget estimates and now believe that our earnings per share in fiscal year ending October 31, 2000, under the new accounting method, should be in the $.68-$.72 range."

Mr. Rowe continued, "We are working very hard to formulate and implement long-term strategies and to make changes where appropriate to prepare this Company to operate effectively in this new environment. We have great assets in our people and in our properties that provide us with the ingredients necessary to compete effectively in the marketplace. Our goal for fiscal year 2000 will be to establish a solid platform of financial performance and results that are not only sustainable, but from which we can continue to grow at a pace that our stockholders will find attractive."

                                    (more)

Fourth Quarter 1999 Highlights
------------------------------

All 1999 results discussed below reflect the effect of the change in accounting method, and all 1998 results are presented on a pro forma basis to reflect the change in accounting method as if it had been implemented at the beginning of the period, unless otherwise stated.

Funeral revenues for the fourth quarter of 1999 increased 12 percent to $113.8 million compared to $101.2 million in the fourth quarter of 1998. Funeral margins decreased 110 basis points to 25.4 percent from 26.5 percent in the fourth quarter of 1998.

Funeral revenues from the Company's core operations were flat in the fourth quarter of 1999 as compared to the corresponding period in 1998. The Company experienced a 1.1 percent decline in the number of domestic funeral services performed by its core operations, coupled with a decrease in the average revenue per domestic funeral service performed by those operations of 1.4 percent to $3,202 compared to the fourth quarter of 1998. The average revenue per funeral service performed by all of the Company's core operations increased 1.3 percent to $2,727 over the comparable quarter of 1998 (excluding effects of foreign currency translation), partially offset by a 0.4 percent decrease in the number of funeral services performed by those operations.

Of the total funerals performed in the fourth quarter of 1999, 19.4 percent were delivered out of the Company's backlog of preneed funerals, as compared to 19.3 percent in the fourth quarter of 1998. For the quarter, domestic cremations as a percentage of total domestic funerals performed were 35.5 percent compared to 35.2 percent in the comparable period of 1998.

Cemetery revenues for the fourth quarter of 1999 increased 6 percent to $76.1 million compared to $71.5 million in the fourth quarter of 1998. Cemetery revenues from the Company's core operations decreased by 4.3 percent from the corresponding period of 1998 as a result of a decline in preneed sales. Cemetery margins decreased 640 basis points from 27.3 percent to 20.9 percent, due principally to not achieving expected preneed property and merchandise sales in certain key markets.

                                (more)

Fiscal Year 1999 Highlights
---------------------------

All 1999 results discussed below reflect the effect of the change in accounting method, and all 1998 results are presented on a pro forma basis to reflect the change in accounting method as if it had been implemented at the beginning of the fiscal year, unless otherwise stated.

Funeral  revenues  for 1999 increased 22 percent to $445.9 million compared
to $365.6 million in  1998.   Funeral  margins decreased 20 basis points to
28.5 percent from 28.7 percent in fiscal year 1998.

Funeral revenues from the Company's core operations increased by 3.6 percent in fiscal year 1999 over fiscal year 1998. The Company experienced an increase in the average revenue per domestic funeral service of .7 percent to $3,320 in fiscal year 1999 as compared to fiscal year 1998, offset by a 2.2 percent decline in the number of funeral services performed by those operations. The average revenue per funeral service performed by all of the Company's core operations increased 3.1 percent to $2,924 over fiscal year 1998 (excluding effects of foreign currency translation), partially offset by a 2.5 percent decrease in the number of funeral services performed by those operations.

Of the total funerals performed in fiscal year 1999, 18.7 percent were delivered out of the Company's backlog of preneed funerals, as compared to
21.2 percent in fiscal year 1998. As of October 31, 1999, the Company had a backlog of over 442,000 preneed funerals that are expected to generate over $1.5 billion in future funeral revenue. For the year, domestic cremations as a percentage of total domestic funerals performed were 35.7 percent compared to 34.5 percent in the comparable period of 1998.

Cemetery revenues for 1999 increased 15 percent to $310.2 million compared to $269.3 million in 1998. Cemetery revenues from the Company's core operations increased by 3.8 percent over 1998 as a result of an increase in preneed sales. Cemetery margins decreased 190 basis points from 28.8 percent to 26.9 percent.

In fiscal year 1999, the Company expanded its operations domestically and internationally with the acquisition of 83 funeral homes and 17 cemeteries for $156.4 million. These businesses are expected to generate annualized revenues of $70.1 million and serve over 21,500 families worldwide.

                                  (more)

William E. Rowe, Chief Executive Officer, commented, "Even with the challenges and changes that faced us in fiscal year 1999, we achieved 19 percent growth in revenues, 15 percent growth in gross profit, and 8 percent growth in earnings for the year before the cumulative effect of the accounting change. Our Company has had to adapt to changing environments since 1910 - and we have always done so successfully. I am honored to be the new Chief Executive Officer of Stewart Enterprises, and I am excited about leading our Company as we change our strategy from growth driven primarily by acquisitions to growth driven primarily by improved operating performance and internal growth initiatives."

Mr. Rowe added, "Just last week, I was very pleased to announce the appointment of Brian Marlowe to Chief Operating Officer. Brian has over 30 years of experience in the death care industry as an owner and operator for many years prior to joining Stewart. He is the current President of our Eastern Division and is the immediate past President of ICFA, one of the leading industry associations. Our Company is fortunate to have Brian as our Chief Operating Officer as we renew our focus on growth through operations."

"While we have always emphasized the importance of our internal growth strategies, they now have become our primary focus. We have budgeted $25 million for internal growth initiatives in fiscal year 2000, some of which is earmarked for the completion of the construction of the Archdiocese of Los Angeles funeral homes. All growth initiatives will be approved by senior management and evaluated based on expected internal rates of return. Those projects are anticipated to include construction of funeral homes on some of our cemeteries and development of third party relationships and alternative service firms."

Kenneth C. Budde, Chief Financial Officer, commented, "In the current environment, improving cash flow has become a major financial focus. For fiscal year 1999, our operating cash flow was approximately $15 to $20 million, which is expected to grow to $80 to $100 million in fiscal year 2000. This expected increase is primarily driven by a significant decline in the growth of the Company's installment receivables."


                                     (more)

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in North America, currently owning and operating 634 funeral homes and 161 cemeteries in North America, South America, Europe and the Pacific Rim.


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Statements made herein that are not  historical  facts  are forward-looking
statements.   The Company's actual results could differ materially  due  to several important factors including the following: the Company's ability to
make  acquisitions   and  enter  new  markets;  the  economy,  death  rate,
competition and consumer preferences in the Company's domestic and foreign markets; the Company's ability to increase prices, retain market share, and meet preneed sales targets; financial market conditions, including stock and bond prices and interest rates; the Company's ability to access secondary  equity  and  debt markets;  the  Company's  ability  to  achieve
economies  of  scale  and  manage   growth;  the  performance  of  acquired
businesses;  the  effect  of  unanticipated   legal  proceedings;  and  the
Company's ability and that of its significant vendors to achieve Year 2000 compliance on a timely basis. Such factors, and others, are more fully described in Item 5 of the Company's Form 10-Q for the quarter ended July
31,  1999.   The  Company  assumes  no  obligation  to  update  information contained herein.
                                   ###
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

                 STEWART ENTERPRISES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
              (Dollars in thousands, except per share amounts)



                                                                                 Three Months Ended October 31,
                                                                           -------------------------------------------
                                                                                1999           1998         1998
                                                                           -------------  -------------  -------------
Revenues:                                                                                 (Pro forma)(1) (As reported)
    Funeral                                                                $     113,846  $     101,180  $     103,864
    Cemetery                                                                      76,072         71,526         71,526
                                                                           -------------  -------------  -------------
        Total revenues                                                           189,918        172,706        175,390
                                                                           -------------  -------------  -------------

Costs and expenses:
    Funeral                                                                       84,962         74,408         74,408
    Cemetery                                                                      60,138         51,992         51,992
                                                                           -------------  -------------  -------------
       Total costs and expenses                                                  145,100        126,400        126,400
                                                                           -------------  -------------  -------------
    Gross profit                                                                  44,818         46,306         48,990
Corporate general and administrative expenses                                      5,801          4,314          4,314
                                                                           -------------  -------------  -------------
    Operating earnings                                                            39,017         41,992         44,676
Interest expense, net                                                            (13,456)       (12,265)       (12,265)
Other income                                                                         524          1,391          1,391
                                                                           -------------  -------------  -------------
    Earnings before income taxes                                                  26,085         31,118         33,802
Income taxes                                                                       9,521         11,129         12,124
                                                                           -------------  -------------  -------------
    Net earnings                                                           $      16,564  $      19,989  $      21,678
                                                                           =============  =============  =============

Earnings per share:
    Basic                                                                  $        0.15  $        0.20  $        0.22
                                                                           =============  =============  =============
    Diluted                                                                $        0.15  $        0.20  $        0.22
                                                                           =============  =============  =============

Weighted average shares outstanding (in thousands):
    Basic                                                                        108,445         98,026         98,026
                                                                           =============  =============  =============
    Diluted                                                                      108,445         98,674         98,674
                                                                           =============  =============  =============

Dividends per share                                                        $        0.02  $        0.02  $        0.02
                                                                           =============  =============  =============


(1) Reflects change in the Company's accounting method, effective November 1, 1998.



               STEWART ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF EARNINGS
               (Dollars in thousands, except per share amounts)



                                                                                       Year Ended October 31,
                                                                           -------------------------------------------
                                                                                1999           1998         1998
                                                                           -------------  -------------  -------------
Revenues:                                                                                 (Pro forma)(1) (As reported)
    Funeral                                                                $     445,877  $     365,603  $     379,095
    Cemetery                                                                     310,231        269,270        269,270
                                                                           -------------  -------------  -------------
        Total revenues                                                           756,108        634,873        648,365
                                                                           -------------  -------------  -------------

Costs and expenses:
    Funeral                                                                      319,002        260,669        260,669
    Cemetery                                                                     226,705        191,712        191,712
                                                                           -------------  -------------  -------------
        Total costs and expenses                                                 545,707        452,381        452,381
                                                                           -------------  -------------  -------------
    Gross profit                                                                 210,401        182,492        195,984
Corporate general and administrative expenses                                     19,161         16,621         16,621
                                                                           -------------  -------------  -------------
    Operating earnings before performance-based stock options                    191,240        165,871        179,363
Performance-based stock options                                                      -           76,762         76,762
                                                                           -------------  -------------  -------------
     Operating earnings                                                          191,240         89,109        102,601
Interest expense, net                                                            (52,174)       (41,792)       (41,792)
Other income                                                                       3,485          4,155          4,155
                                                                           -------------  -------------  -------------
    Earnings before income taxes and cumulative effect
        of change in accounting principle                                        142,551         51,472         64,964
Income taxes                                                                      52,031         18,273         23,062
                                                                           -------------  -------------  -------------
    Earnings before cumulative effect of change in accounting principle           90,520         33,199         41,902
Cumulative effect of change in accounting principle,
   net of a $28,798 income tax benefit                                           (50,101)           -              -
                                                                           -------------  -------------  -------------
   Net earnings                                                            $      40,419  $      33,199  $      41,902
                                                                           =============  =============  =============

Basic earnings per share:
      Earnings before cumulative effect of change in accounting principle  $        0.84  $        0.34  $        0.43
      Cumulative effect of change in accounting principle                          (0.47)           -              -
                                                                           -------------  -------------  -------------
      Net earnings                                                         $        0.37  $        0.34           0.43
                                                                           =============  =============  =============

Diluted earnings per share:
    Earnings before cumulative effect of change in accounting principle    $        0.84  $        0.34  $        0.43
    Cumulative effect of change in accounting principle                            (0.47)           -              -
                                                                           -------------  -------------  -------------
    Net earnings                                                           $        0.37  $        0.34  $        0.43
                                                                           =============  =============  =============

Weighted average shares outstanding (in thousands):
    Basic                                                                        107,452         97,691         97,691
                                                                           =============  =============  =============
    Diluted                                                                      107,834         98,444         98,444
                                                                           =============  =============  =============

Dividends per common share                                                 $        0.08  $        0.06  $        0.06
                                                                           =============  =============  =============


(1) Reflects change in the Company's accounting method, effective November 1, 1998.

                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          STEWART ENTERPRISES, INC.




December 15, 1999                         /s/ KENNETH C. BUDDE
                                          -----------------------------------
                                          Kenneth C. Budde
                                          Executive Vice President
                                          Chief Financial Officer